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                                                                   EXHIBIT 10.11


                                AMENDMENT NO. 2
                                     TO THE
                                WASTE MANAGEMENT
                                 NON-QUALIFIED
                          RETIREMENT SAVINGS PLUS PLAN


     WHEREAS, Waste Management, Inc., a Delaware corporation (the "Corporation"), has maintained the Non-Qualified Retirement Savings Plus Plan, previously known as the Non-Qualified Profit Sharing and Savings Plus Plan, (the "Plus Plan") since January 1, 1994, and subsequently amended and restated the Plus Plan as of January 1,1996 and amended the Plus Plan January 1, 1997; and

     WHEREAS, pursuant to Subsection 5.3 of Section V of the Plus Plan, the Corporation reserves the right to amend the Plus Plan at any time; and

     WHEREAS, the Corporation now desires to amend the Plus Plan to broaden the scope of those eligible to participate, to allow for a supplemental allocation to the extent qualified matching contributions are limited, to limit the level of voluntary deferrals and to make other desirable changes;

     NOW, THEREFORE, the Plus Plan is hereby amended as follows:

                                       I.

     Effective January 1, 1998, the name of the Plus Plan be changed to the Waste Management Non-Qualified Retirement Savings Plus Plan.

                                      II.

     Effective January 1, 1998, Section 1.1 is amended to read as follows:

     Account. The record of a Participant's interest under the Plan. Accounts are kept solely for record keeping purposes and shall not require segregation of any Company assets. Accounts are subdivided into the (i) Profit Sharing Plus Account; (ii) Voluntary Deferral Account; (iii) Matching Supplement Account; and the (iv) Matching Plus Account.


                                      III.

     Effective January 1, 1998, a new Section 1.8.A is added to read as follows:
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     Matching Account.  The record under the Savings Plan of the basic matching contributions allocated to a Participant thereunder, plus any earnings and minus any losses.

                                      IV.

     Effective January 1, 1998, all references to "Profit Sharing Plan" shall be deemed to mean "Savings Plan", unless the context otherwise requires, and
     Section 1.13 is amended to read as follows:

     Savings Plan. The Waste Management Retirement Savings Plan.

                                       V.

     Effective July 1, 1997, Section 3.1 is amended to read as follows:

          3.1 Participation. For any given Plan Year, any employee of the Company or any of its majority-owned subsidiaries will be eligible to participate in the Plan if he or she (i) is (a) an active Participant in the Profit Sharing Plan (or, after December 31, 1997, the Savings Plan), or
     (b) if in the six-month waiting period of the Savings Plan, classified as job level C or above under the Company's compensation brackets, and (ii) is classified as job level G or above under the Company's compensation brackets.

                                      VI.

     Effective July 1, 1997, Section 4.3 is amended to read as follows:

          4.3 Voluntary Deferral Elections. Prior to the beginning of each Plan Year, a Participant may elect, on a form provided by the Committee, to have his Compensation reduced in increments of 1% up to a maximum of (i) in the case of base salary, (A) 100% for Participants who are classified as job level C or above under the Company's compensation brackets, or (B) 20% for all other Participants, and (ii) in the case of annual bonus, 100% of the amount payable, or such other percentage as specified from time to time by the Committee in accordance with such rules and other limitations as the Committee may from time to time specify.

                                      VII.

     Effective January 1, 1998, a new Section 4.3A shall be added to read as follows:

          4.3A Allocation to Matching Supplement Account. If during a Plan Year, (i) a Participant has made the maximum 401(k) election allowable under the

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     Savings Plan and has not received the full basic match in the Savings Plan otherwise available but for the restrictions of Code Sections 401(a)(17), 401(k), 401(m) and 415, and (ii) the Participant makes Savings Supplement deferrals, such Participant's Matching Supplement Account shall be credited as of the end of each calendar year with an amount equal to:

          (a) $1 for each $1 of the first $750 of Savings Supplement elected in the calendar year plus $.50 for each $1 of Savings Supplement elected in the calendar year above $750 up to 6% of Compensation up to $500,000, minus

          (b) the basic matching contribution that was actually allocated to the Participant's Matching Account for the calendar year.

                                     VIII.

     Effective January 1, 1997, Section 4.6(b) is amended to read as follows:

          (b) With respect to the payment of benefits hereunder, (A) the payment of any (i) amounts of any deferred bonus deemed to be invested in Company stock and the deemed earnings thereon and (ii) Matching Plus Account balances, shall be made in Company common stock, and (B) the payment of any amounts not described in (A) shall be made in cash. In the case of payment in Company common stock, the stock shall be valued at its fair market value as of the applicable date (i.e., Termination of Employment or the one year anniversary of Termination of Employment) which shall, unless the Committee otherwise determines, be the average of the closing sale prices per share of the Company's common stock on the New York Stock Exchange Composite Tape (as reported in The Wall Street Journal, Midwest Edition) (or if the Company's common stock is not then trade don the New York Stock Exchange, reported on the principal market where such common stock is actively traded) on each of the ten trading days immediately preceding the applicable date.

                                      IX.

     Except as set forth herein, the provisions of the Plus Plan shall remain in effect.

     IN WITNESS WHEREOF, this Amendment No. 2 has been executed on this 30th day of December 1997, by a duly authorized officer of the Corporation.


                                        /s/ Herbert A. Getz
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                                        Herbert A. Getz
                                        Senior Vice President and Secretary

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